Consent of Independent Registered Public Accounting Firm

We consent to the use in this Offering Statement on Form 1-A of Mackenzie Realty Capital, Inc., of our report dated September 28, 2021, relating to the consolidated financial statements of Mackenzie Realty Capital, Inc., and to the reference to our firm under the heading “Independent Auditors” in the Offering Circular, which is part of this Offering Statement.

/s/ Moss Adams LLP

Campbell, California
October 13, 2021